Exhibit 99.1

Contact: Marc Cannon (954) 769-3146 cannonm@autonation.com Robert Quartaro (954) 769-7342 quartaror@autonation.com
AutoNation Names Joseph Lower, Executive Vice President and Chief Financial Officer
FORT LAUDERDALE, Fla., (November 22, 2019) - AutoNation, Inc. (NYSE: AN), America’s largest and most recognized automotive retailer, today announced that Joseph Lower, has been appointed Executive Vice President and Chief Financial Officer, effective January 13, 2020. Mr. Lower will join AutoNation’s Executive Committee and report to Chief Executive Officer and President, Cheryl Miller.
Mr. Lower will oversee the finance department and be responsible for all financial controls and external reporting, financial planning and analysis, and accounting, as well as the tax, internal audit, treasury, investor relations and corporate real estate functions. He will also be responsible for strategy and the company’s shared service center in Irving, Texas.
Mr. Lower has 30 years of finance and business development experience. Most recently, Mr. Lower served as Executive Vice President and Chief Financial Officer of Office Depot, Inc., where he helped lead its transformation strategy. Prior to joining Office Depot, Mr. Lower served as Vice President and Chief Financial Officer at B/E Aerospace, Inc., which was a publicly traded global leader in aviation products. He held a number of management level positions at The Boeing Company, including Vice President - Business Development and Strategy and also served in numerous positions of increasing seniority within the investment banking industry.
“We are excited to have Joe join the AutoNation team. Joe is a seasoned financial professional, with a versatile background across multiple industries,” said Cheryl Miller, AutoNation CEO and President. “With his broad and extensive experience in financial management, business development and strategy, Joe will be a great addition to the executive team. We are pleased to have him on board as we continue to drive our sustainable, leadership position in the automotive retail industry.”
Mr. Lower holds a Master of Business Administration from the J.L. Kellogg Graduate School of Management at Northwestern University and a Bachelor of Science in Business Administration from the Indiana University School of Business.
About AutoNation, Inc.
AutoNation, America's largest automotive retailer, is transforming the automotive industry through its bold leadership, innovation, and comprehensive brand extensions. As of September 30, 2019, AutoNation owned and operated over 325 locations from coast to coast. AutoNation has sold over 12 million vehicles, the first automotive retailer to reach this milestone. AutoNation's success is driven by a commitment to delivering a peerless experience through customer-focused sales and service processes. Launched in 2015, AutoNation’s Drive Pink initiative, which has raised over $20 million, is committed to drive out cancer, create awareness, and support critical research. AutoNation continues to be a proud supporter of the Breast Cancer Research Foundation and other cancer-related charities.

Please visit www.autonation.com, investors.autonation.com, www.twitter.com/CEOCherylMiller, and www.twitter.com/AutoNation, where AutoNation discloses additional information about the Company, its business, and its results of operations. Please also visit www.autonationdrive.com, AutoNation’s automotive blog, for information regarding the AutoNation community, the automotive industry, and current automotive news and trends.